Exhibit 99.1
For Immediate Release
Date: April 28, 2010

Contacts:	J. Williar Dunlaevy	Paul H. Bruce
	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3513
Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended March 31, 2010
PITTSFIELD, MASSACHUSETTS (April 28, 2010): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported a net loss of $1.2 million or $0.15 per diluted share for the quarter ended March 31, 2010, compared to a net loss of $792,000 or $0.10 per diluted share in the first quarter of 2009. The first quarter decrease was the result of an increase in the provision for loan losses, partially offset by a decrease in charges on investments deemed to be other-than-temporarily impaired (OTTI). The total shares outstanding resulted in a book value per share and tangible book value per share of $13.80 and $12.40, respectively, at March 31, 2010.
J. Williar Dunlaevy, Chief Executive Officer, commented “While we are disappointed to start off 2010 by reporting a net loss, there are also some bright and encouraging components within our report for the first quarter.
“We continue to be disciplined each and every quarter in assessing credit quality. Individuals and businesses continue to face economic challenges from the recession. While there have been some positive signals, both locally and nationally, unemployment and weak job growth remain major concerns. They impact both borrowers and property valuation. The result is that in the first quarter we added to our loan loss reserves and also took charge-offs against certain non-performing loans. While these charge-offs have lowered the overall reserve ratio to 1.25%, much of those amounts were reserved for in previous quarters. As a result of the charges taken, the levels of non-performing loans and assets declined significantly. Legacy will continue to identify and work problem loan situations diligently.
“On the positive side, we are very pleased with the deposit growth generated by our branch network in the first quarter, which has allowed us to continue to reduce our borrowings from the Federal Home Loan Bank. Additionally, we have been diligent in reducing the overall cost of funds, resulting in an increase to our net interest margin as compared to the fourth quarter of 2009.
“On April 1st Patrick J. Sullivan became President and CEO of Legacy Banks and President of Legacy Bancorp. We could not be more pleased about Pat coming on board. He is a person of high energy with a proven track record of over thirty years of experience building growth and profitability. He already has the management team focused on a profit improvement plan aimed at margin expansion, expense reduction, expanding core commercial services while diversifying away from commercial real estate, and building household relationships through basic lending products.
“Earlier this month we were very proud to announce the agreement to acquire the Renaissance Investment Group, LLC, of Pittsfield, Massachusetts. This registered independent investment advisory company has enjoyed tremendous success since its inception in 2000. This transaction is a significant revenue opportunity as we leverage Renaissance with our existing wealth management programs and our overall customer base.
“Our capital to asset ratio, at 12.7%, continues to be very strong and is the foundation of a very strong balance sheet. While Legacy, and the industry in general, continue to face the current economic and financial challenges, we are more confident than ever in our financial strength, and our ability to grow and build shareholder value.”
The Company’s overall balance sheet remained relatively flat, decreasing by $41,000 from $946.3 million at December 31, 2009 to $946.2 million at March 31, 2010. Within the overall asset balances, the gross loan portfolio, excluding loans held for sale, decreased by $16.0 million, or 2.4% in the first quarter of 2010. Residential mortgages decreased $6.2 million, or 2.2% as the majority of the residential mortgage activity was in the 30 year fixed rate category, a product which the Bank currently sells in the secondary market with servicing retained. Commercial real estate loans decreased $9.0 million, or 3.4%, primarily due to loan payoffs and specific loan charge offs during the quarter. The available-for-sale investment portfolio increased by $12.8 million or 7.6%, while cash and cash equivalents decreased by $1.6 million, or 4.0% at March 31, 2010 as compared to year end.
Deposits have increased by $9.9 million, or 1.5%, to $661.2 million from a balance of $651.4 million at December 31, 2009. Deposits increased primarily in money market accounts and relationship savings which increased $8.4 million, or 13.3% and $13.4 million or 10.7%, respectively. These increases were partially offset by decreases in demand accounts and certificate of deposits (CD’s). Advances from the Federal Home Loan Bank of Boston (FHLBB) have decreased by $10.0 million, or 6.2% at March 31, 2010 as compared to the end of 2009 as the increase in overall deposits allowed the Bank to pay off high rate FHLBB borrowings as they matured during the quarter.
Overall stockholders’ equity decreased by $1.0 million, or 0.9% during the first quarter of 2010. Total equity was impacted by the net loss of $1.2 million, the declaration of a dividend of $0.05 per share during the first quarter and the purchase of 15,200 shares of stock at an average price of $9.56 per share as part of the Stock Repurchase Program announced in March 2009. These decreases to equity were partially offset by the amortization of unearned compensation and an increase in the unrealized gain on available-for-sale investment securities.
Overall nonperforming loans (NPLs) were $12.2 million at March 31, 2010, a decrease of $7.4 million as compared to the end of 2009. Part of this decrease was a result of the Bank charging off $5.4 million of loan balances, $3.8 million of which had been reserved for in previous quarters. These charge-offs also reduced the overall ratio of nonperforming assets to total assets to 1.47% at March 31, 2010 as compared to 2.20% at December 31, 2009. Legacy is, and always has been, diligent in evaluating its loan portfolio, especially given the current volatility in the credit markets. The provision for loan losses was $2.4 million in the first quarter of 2010, an increase of $1.7 million as compared to the same period in 2009. This increase was the result of a continuous review and analysis of current market and economic conditions by management, as well as higher specific reserves established against certain loans in the first quarter of 2010. The charge-offs of NPLs also resulted in the reduction in the ratio of the allowance for loan losses to total loans to 1.25% at March 31, 2010, as compared to 1.67% at December 31, 2009 and 1.05% at March 31, 2009.
The Company’s net interest income decreased by $203,000, or 2.9% in the first quarter of 2010 as compared to the same period in 2009. The net interest margin (NIM) was 3.16% for the three months ended March 31, 2010, a decrease of 2 basis points from the first quarter of 2009, but an increase of 11 basis points from the fourth quarter of 2009 as the Bank has been diligent in lowering the costs of its average interest-bearing liabilities.
Non-interest income for the first quarter increased $1.3 million from the same period of 2009. The primary cause of the increase was the decrease in the amount of writedowns taken on investments deemed to be OTTI. The Bank incurred $299,000 of OTTI charges on certain limited partnership investments in 2010 as compared to OTTI charges of $1.6 million on certain bonds, equity securities and limited partnership investments in the first quarter of 2009. The Bank also had increases in fees from customers, portfolio management fees and gains on sale of investments, partially offset by a decrease on the gain on sale of mortgages.
Operating expenses increased by $96,000, or 1.4% for the first quarter of 2010 as compared to the same period of 2009. The bank had small increases in salaries and benefits, data processing, professional fees and FDIC insurance expense, offset by decreases in occupancy and advertising expense. The Company’s core efficiency ratio (reported efficiency ratio net of effect of non-core adjustments) for the quarter increased to 87.4% as compared to 83.6% in the first quarter of 2009 due to the decrease in net interest income and increase in operating expenses.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Paul H. Bruce, Chief Financial Officer, will host a conference call at 3:00 p.m. (Eastern Time) on Thursday April 29, 2010. Persons wishing to access the conference call may do so by dialing 877-407-0778. Replays of the conference call will be available beginning April 29, 2010 at 6:00 p.m. (Eastern Time) through May 5, 2010 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #348947 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and due from banks	$14,073	$11,281
Short-term investments	24,470	28,874

Cash and cash equivalents	38,543	40,155

Securities — Available for sale	180,195	167,426
Securities — Held to maturity	97	97
Restricted equity securities and other investments — at cost	17,090	17,193
Loans held for sale	1,018	706
Loans, net of allowance for loan losses of $8,099 in 2010 and $11,089 in 2009	639,560	652,628
Premises and equipment, net	19,654	19,568
Accrued interest receivable	3,191	3,306
Goodwill, net	9,730	9,730
Net deferred tax asset	8,810	10,202
Bank-owned life insurance	16,419	16,263
Foreclosed assets	1,781	1,195
Other assets	10,136	7,796

	$946,224	$946,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$68,491	$75,232
Interest-bearing	592,753	576,146

Total deposits	661,244	651,378

Securities sold under agreements to repurchase	6,165	6,386
Federal Home Loan Bank advances	150,349	160,352
Mortgagors’ escrow accounts	1,095	1,058
Accrued expenses and other liabilities	7,047	5,724

Total liabilities	825,900	824,898

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at March 31, 2010 and December 31, 2009; 8,719,512 outstanding at March 31, 2010 and 8,734,712 outstanding at December 31, 2009)	103	103
Additional paid-in-capital	102,857	102,788
Unearned Compensation — ESOP	(7,139)	(7,322)
Unearned Compensation — Equity Incentive Plan	(1,858)	(2,078)
Retained earnings	47,295	48,998
Accumulated other comprehensive income	1,044	711
Treasury stock, at cost (1,589,088 shares at March 31, 2010 and 1,573,888 shares at December 31, 2009)	(21,978)	(21,833)

Total stockholders’ equity	120,324	121,367

	$946,224	$946,265

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Interest and dividend income:
Loans	$9,296	$10,033
Securities:
Taxable	1,185	1,746
Tax-Exempt	167	154
Short-term investments	6	4

Total interest and dividend income	10,654	11,937

Interest expense:
Deposits	2,439	3,005
Federal Home Loan Bank advances	1,449	1,954
Other borrowed funds	10	19

Total interest expense	3,898	4,978

Net interest income	6,756	6,959
Provision for loan losses	2,421	728

Net interest income after provision for loan losses	4,335	6,231

Non-interest income:
Customer service fees	722	680
Portfolio management fees	280	221
Income from bank owned life insurance	154	172
Insurance, annuities and mutual fund fees	20	22
Gain (loss) on sales of securities, net	101	(19)
Impairment losses on securities, net	(299)	(1,581)
Gain on sales of loans, net	60	199
Miscellaneous	11	12

Total non-interest income	1,049	(294)

Non-interest expenses:
Salaries and employee benefits	3,475	3,444
Occupancy and equipment	991	1,049
Data processing	694	664
Professional fees	323	245
Advertising	319	326
FDIC deposit insurance	269	250
Other general and administrative	1,102	1,099

Total non-interest expenses	7,173	7,077

Income (loss) before income taxes	(1,789)	(1,140)

Provision (benefit) for income taxes	(545)	(348)

Net income (loss)	$(1,244)	$(792)

Earnings (loss) per share
Basic	$(0.15)	$(0.10)
Diluted	$(0.15)	$(0.10)

Weighted average shares outstanding
Basic	8,028,621	7,977,953
Diluted	8,028,621	7,977,953

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA

	Three Months Ended March 31,
(Dollars in thousands except per share data)	2010	2009
Financial Highlights:
Net interest income	$6,756	$6,959
Net income (loss)	(1,244)	(792)
Per share data:
Earnings (loss) — basic	(0.15)	(0.10)
Earnings (loss) — diluted	(0.15)	(0.10)
Dividends declared	0.05	0.05
Book value per share — end of period	13.80	14.13
Tangible book value per share — end of period	12.40	12.69

Ratios and Other Information:
Return (loss) on average assets	(0.53)%	(0.33)%
Return (loss) on average equity	(4.02)%	(2.53)%
Net interest rate spread (1)	2.87%	2.81%
Net interest margin (2)	3.16%	3.18%
Efficiency ratio (3)	87.4%	83.6%
Average interest-earning assets to average interest-bearing liabilities	115.92%	116.45%

At period end:
Stockholders’ equity	$120,324	$124,112
Total assets	946,224	968,095
Equity to total assets	12.7%	12.8%
Non-performing assets to total assets	1.47%	1.16%
Non-performing loans to total loans	1.88%	1.61%
Allowance for loan losses to non-performing loans	66.56%	65.42%
Allowance for loan losses to total loans	1.25%	1.05%
Number of full service offices	19	19

(1)	The net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets other than the amortization of mortgage servicing rights, divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains or losses on the sale or impairment of securities).

Analysis of Net Interest Margin — First Quarter:

	Three Months Ended March 31, 2010			Three Months Ended March 31, 2009
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans — Net (2)	$647,710	$9,296	5.74%	$694,359	$10,033	5.78%
Investment securities	190,406	1,352	2.84%	158,293	1,900	4.80%
Short-term investments	15,743	6	0.15%	22,121	4	0.07%

Total interest-earning assets	853,859	10,654	4.99%	874,773	11,937	5.46%
Non-interest-earning assets	78,336			73,681

Total assets	$932,195			$948,454

Interest-bearing liabilities:
Savings deposits	$50,232	33	0.26%	$50,142	48	0.38%
Relationship savings	128,198	324	1.01%	123,614	478	1.55%
Money market	64,336	131	0.81%	57,454	199	1.39%
NOW accounts	44,208	34	0.31%	41,486	49	0.47%
Certificates of deposits	289,174	1,917	2.65%	279,579	2,231	3.19%

Total interest-bearing deposits	576,148	2,439	1.69%	552,275	3,005	2.18%
Borrowed funds	160,469	1,459	3.64%	198,926	1,973	3.97%

Total interest-bearing liabilities	736,617	3,898	2.12%	751,201	4,978	2.65%
Non-interest-bearing liabilities	71,916			71,839

Total liabilities	808,533			823,040
Equity	123,662			125,414

Total liabilities and equity	$932,195			$948,454

Net interest income		$6,756			$6,959

Net interest rate spread (3)			2.87%			2.81%
Net interest-earning assets (4)	$117,242			$123,572

Net interest margin (5)			3.16%			3.18%
Average interest-earning assets to interest-bearing liabilities			115.92%			116.45%

(1)	Yields and rates for the three months ended March 31, 2010 and 2009 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended March 31, 2010 and 2009.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Portfolio Composition:

	At March 31, 2010		At December 31, 2009
	Amount	Percent	Amount	Percent
		(Dollars in Thousands)
Mortgage loans on real estate:
Residential	$279,419	43.23%	$285,618	43.12%
Commercial	254,866	39.44	263,910	39.85
Home equity	68,771	10.64	69,625	10.51

	603,056	93.31	619,153	93.48

Other loans:
Commercial	31,829	4.93	31,373	4.74
Consumer and other	11,401	1.76	11,791	1.78

	43,230	6.69	43,164	6.52

Total loans	646,286	100.00%	662,317	100.00%

Other Items:
Net deferred loan costs	1,373		1,400
Allowance for loan losses	(8,099)		(11,089)

Total Loans, net	$639,560		$652,628

Nonperforming Loans:

	At March 31,	At December 31,
	2010	2009
	(Dollars in Thousands)
Non-accrual loans:
Residential mortgage	$3,519	$4,822
Commercial mortgage	7,974	13,942
Commercial	666	743
Home equity, consumer and other	9	71

Total non-accrual loans	12,168	19,578

Loans greater than 90 days delinquent and still accruing:
Residential mortgage	—	—
Commercial mortgage	—	—
Commercial	—	—
Home equity, consumer and other	—	—

Total loans 90 days delinquent and still accruing	—	—

Total non-performing loans	12,168	19,578

Other real estate owned	1,781	1,195

Total non-performing assets (NPAs)	$13,949	$20,773

Troubled debt restructurings included in NPAs	$3,514	$5,904
Troubled debt restructurings not included in NPAs	5,526	4,886

Total troubled debt restructurings	$9,040	$10,790

Ratios:
Non-performing loans to total loans	1.88%	2.96%
Non-performing assets to total assets	1.47%	2.20%

Securities and Other Investment Portfolio Composition:

	At March 31, 2010		At December 31, 2009
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
	(Dollars in Thousands)
Securities available for sale:
Government-sponsored enterprises (GSE)	$91,117	$91,233	$80,393	$79,976
Municipal bonds	17,034	17,359	17,521	17,875
Corporate bonds and other obligations	1,318	1,347	1,321	1,351
GSE residential mortgage-backed	27,869	28,808	29,591	30,503
U.S. Government guaranteed residential mortagage-backed	37,471	37,627	33,625	33,636

Total debt securities	174,809	176,374	162,451	163,341

Common stock	3,120	3,821	3,239	4,085

Total securities available for sale	177,929	180,195	165,690	167,426

Securities held to maturity:

Other bonds and obligations	97	97	97	97

Restricted equity securities and other investments:
Federal Home Loan Bank of Boston stock	10,932	10,932	10,932	10,932
Savings Bank Life Insurance	1,709	1,709	1,709	1,709
Real estate partnerships	4,296	4,296	4,397	4,397
Other investments	153	153	155	155

Total restricted equity securities and other investments	17,090	17,090	17,193	17,193

Total securities	$195,116	$197,382	$182,980	$184,716

Deposit Accounts Composition:

	At March 31, 2010		At December 31, 2009
	Balance	Percent	Balance	Percent
		(Dollars in Thousands)
Deposit type:
Demand	$68,491	10.36%	$75,232	11.55%
Regular savings	51,563	7.80	49,883	7.66
Relationship savings	138,761	20.99	125,328	19.24
Money market deposits	71,453	10.80	63,077	9.68
NOW deposits	43,895	6.64	48,546	7.45

Total transaction accounts	374,163	56.58	362,066	55.58

Term certificates less than $100,000	172,053	26.02	174,284	26.76
Term certificates $100,000 or more	115,028	17.40	115,028	17.66

Total certificate accounts	287,081	43.42	289,312	44.42

Total deposits	$661,244	100.00%	$651,378	100.00%

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended March 31,
	2010	2009
Net Income (loss) (GAAP)	$(1,244)	$(792)

Less: (Gain) loss on sale or impairment of securities, net	198	1,600
Adjustment: Income taxes related to non- recurring adjustments noted above	(60)	(488)
Adjustment to deferred tax valuation reserve	—	—

Net Income (Core)	$(1,106)	$320

Efficiency Ratio (As Reported)	87.4%	83.6%

Effect of gain or loss on sale or impairment of securities, net	—	—
Effect of FDIC deposit insurance special assessment	—	—

Efficiency Ratio (Core)	87.4%	83.6%